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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

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
Media Relations Contact:                Investor Relations Contact:           PR Agency Contact:
Kevin J. Liebl                          Frank Yoshino                         Kari Garcia
Vice President, Marketing               Treasurer                             Comm Strategies
714-693-2740                            714-693-2775                          949-753-9292
e-mail: kliebl@mti.com                  e-mail: fyoshino@mti.com              e-mail: kgarcia@commstrategies.com
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MTI TECHNOLOGY COMPLETES ACQUISITION OF EQUITY INTEREST IN CALDERA SYSTEMS;
COMPANY EXPANDS SUPPORT FOR LINUX IN HIGH-AVAILABILITY STORAGE SOLUTIONS

ANAHEIM, Calif., Aug. 12 /PRNewswire/ -- MTI Technology Corp. (Nasdaq: MTIC - news) announced that it has completed its purchase of a minority equity interest in Caldera Systems Inc. MTI purchased over 5.3 million shares of Caldera's Common Stock for $6.0 million. Caldera, a premier provider of the Linux operating system for business, is headquartered in Orem, Utah.

MTI and Caldera have also entered into a distribution and license agreement that allows MTI to market and distribute the full range of Caldera's products and services. This agreement also provides for future cooperation between the companies in research, development and manufacturing.

MTI believes that this strategic relationship with Caldera offers a number of benefits. MTI is adding support for Linux to its product offerings to complement the MTI's cross-platform strategy that includes support for Windows NT and major UNIX-based platforms. MTI believes its expertise in developing and marketing high-availability storage solutions can assist in advancing Linux as an alternative operating system for mission-critical applications.

MTI expects to leverage its service and support resources to meet the consulting, service and support needs of the growing Linux market. In addition, MTI is using Linux as a foundation for developing advanced storage technologies and products.

"We believe that the Linux operating system represents an important and growing market opportunity for MTI's storage servers," said Earl Pearlman, president and chief executive officer of MTI. "As one of the leading providers of Linux for business, Caldera Systems is well-positioned to continue to expand the market for sophisticated enterprise applications that require large amounts of storage in high-availability data processing environments."

MTI has focused part of its marketing strategy on the rapidly growing Internet-related and ecommerce business segment, which has become the fastest growing market for the company's data storage products. Many of these businesses are strong supporters and users of the Linux system, so MTI's investment in Caldera further supports MTI's strategy.


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"As Linux-based applications and products continue to grow in number and capability, we believe that the Linux operating system will become an increasingly important alternative operating system for high-availability, mission-critical applications that require scalable, high-performance data servers and storage solutions," Pearlman said.

About Caldera Systems Inc.

Caldera Systems Inc. is the Linux for business technology leader in designing, developing and marketing Linux-based business solutions including OpenLinux, NetWare for Linux, technical training, certification and support. Caldera can be reached at 888-GO-Linux (888-465-4689), via e-mail at linux@calderasystems.com or at the Caldera Systems Web site at www.calderasystems.com.

About MTI Technology

MTI's mission is to provide Continuous Access to Online Information(SM) through fault-tolerant, cross-platform data storage servers for the enterprise. MTI develops, manufactures, sells and services data server solutions for Global 2000 companies on a worldwide basis. Headquartered in Anaheim, Calif., the company offers services and support from more than 40 offices in the U.S. and Europe and complies with ISO 9001 quality system standards. MTI may be reached by phone:
800-999-9MTI or 714-970-0300, fax: 714-693-2256 or e-mail: info(@)mti.com.
Information can also be accessed via MTI Online, the company's World Wide Web server on the Internet at: www.mti.com.

MTI is a registered trademark and Continuous Access to Online Information is a service mark of MTI Technology Corp. All other company, brand or product names are registered trademarks or trademarks of their respective holders.

This press release includes forward-looking statements, including statements regarding the benefits to MTI from the Caldera relationship, the acceptance of Linux as an alternative operating system, the company's product development plans, and the growth of the Linux market and Internet and ecommerce business segments, which are subject to change. The actual results may differ materially from those described in any forward-looking statement. Important factors that may cause actual results to differ are set forth in the company's periodic filings with the U.S. Securities and Exchange Commission including its Form 10-K for the year ended April 4, 1999.


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